Exhibit 99.1

Amcor reports fiscal 2024 results and provides outlook for fiscal 2025
June 2024 Quarter Highlights:
•Another sequential improvement in volumes and earnings growth;
•Net sales of $3,535 million; volumes returned to growth, up 1%;
•GAAP net income of $257 million; GAAP diluted earnings per share (EPS) of 17.8 cps;
•Adjusted EBIT of $454 million, up 4% on a comparable constant currency basis; and
•Adjusted EPS of 21.1 cps, up 9% on a comparable constant currency basis.
Fiscal 2024 Full Year Highlights:
•Net sales of $13,640 million;
•GAAP Net Income of $730 million; GAAP diluted EPS of 50.5 cps;
•Adjusted EPS of 70.2 cps and Adjusted EBIT of $1,560 million;
•Adjusted Free Cash Flow of $952 million, up >$100 million or 12% on last year; and
•Cash returns to shareholders of approximately $750 million: annual dividend increased to 50.0 cents per share and $30 million of shares repurchased.
Fiscal 2025 outlook:
•Adjusted EPS of 72-76 cents per share; Adjusted Free Cash Flow of $900-1,000 million.

Strong 4Q financial performance ahead of expectations with volumes returning to growth
Amcor expects strong growth from the underlying business to continue in FY25
Amcor Interim CEO Peter Konieczny said: “Amcor finished fiscal 2024 strongly, as the underlying business delivered another sequential improvement in volume and earnings growth, with fourth quarter adjusted EPS up 9%, ahead of the expectations we set out in April. Volumes returned to year on year growth in the quarter as customer demand improved and our teams maintained their outstanding focus on managing costs, driving strong margin expansion. Annual adjusted free cash flow was at the top end of our guidance range and up 12% on last year.
In fiscal 2025, we expect volumes and earnings will grow and adjusted free cash flow will remain strong. Importantly, combined with our historical average dividend yield, growth at the midpoint of our EPS guidance range results in total value creation in-line with our shareholder value creation model 10-15% range.
We remain confident in our capital allocation framework and strategy for long term growth. We believe our underlying business and market positions are strong and we will continue to invest for organic growth, pursue acquisitions or repurchase shares and return cash to shareholders through a compelling and growing dividend.”

Key Financials(1)

			Twelve Months Ended June 30,
GAAP results			2023 $ million	2024 $ million
Net sales			14,694	13,640
Net income			1,048	730
EPS (diluted US cents)			70.5	50.5

	Twelve Months Ended June 30,		Reported ∆%	Comparable constant currency ∆%
Adjusted non-GAAP results	2023 $ million	2024 $ million
Net sales	14,694	13,640	(7)	(6)
EBITDA	2,018	1,962	(3)	(1)
EBIT	1,608	1,560	(3)	(1)
Net income	1,089	1,015	(7)	(5)
EPS (diluted US cents)	73.3	70.2	(4)	(2)
Free Cash Flow	848	952
(1) Adjusted non-GAAP results exclude items which are not considered representative of ongoing operations. Comparable constant currency ∆% excludes the impact of movements in foreign exchange rates and items affecting comparability. Further details related to non-GAAP measures and reconciliations to GAAP measures can be found under "Presentation of non-GAAP information” in this release.

Note: All amounts referenced throughout this document are in US dollars unless otherwise indicated and numbers may not add up precisely to the totals provided due to rounding.

Shareholder returns
Capital allocation
Amcor generates significant annual cash flow and is committed to an investment grade credit rating. We believe that the Company's strong annual cash flow and balance sheet provide capacity to reinvest in the business for organic growth, pursue acquisitions or share repurchases and return cash to shareholders through a compelling and growing dividend.
During fiscal 2024, the Company returned approximately $750 million to shareholders through cash dividends and share repurchases.
Dividend
The Amcor Board of Directors today declared a quarterly cash dividend of 12.5 cents per share (compared with 12.25 cents per share in the same quarter last year). Combined with the last three quarterly dividends, this increases the annual dividend for fiscal 2024 to 50.0 cents per share. The quarterly dividend declared today will be paid in US dollars to holders of Amcor’s ordinary shares trading on the NYSE. Holders of CDIs trading on the ASX will receive an unfranked dividend of 19.01 Australian cents per share, which reflects the quarterly dividend of 12.5 cents per share converted at an average AUD:USD exchange rate of 0.6574 over the five trading days ended August 13, 2024.
The ex-dividend date will be September 5, 2024, the record date will be September 6, 2024, and the payment date will be September 26, 2024.
Share repurchases
Amcor repurchased approximately 3 million shares during fiscal 2024 for a total cost of approximately $30 million.
Financial results - twelve months ended June 30, 2024
Segment Information

	Twelve Months Ended June 30, 2023				Twelve Months Ended June 30, 2024
Adjusted non-GAAP results	Net sales $ million	EBIT $ million	EBIT / Sales %	EBIT / Average funds employed %(1)	Net sales $ million	EBIT $ million	EBIT / Sales %	EBIT / Average funds employed %(1)
Flexibles	11,154	1,429	12.8		10,332	1,395	13.5
Rigid Packaging	3,540	265	7.5		3,308	259	7.8
Other(2)	—	(86)			—	(94)
Total Amcor	14,694	1,608	10.9	15.4	13,640	1,560	11.4	14.9
(1) Return on average funds employed includes shareholders' equity and net debt, calculated using a four quarter average and last twelve months adjusted EBIT.
(2) Represents corporate expenses.

Twelve months ended June 30, 2024:

Net sales of $13,640 million were 7% lower than last year on a reported basis, including a favorable impact of approximately 1% related to movements in foreign exchange rates, an unfavorable impact of approximately 1% related to items affecting comparability, and an unfavorable impact of 1% related to the pass through of lower raw material costs of approximately $220 million.

Net sales on a comparable constant currency basis were 6% lower than last year reflecting approximately 5% lower volumes and an unfavorable price/mix impact of approximately 1%.

Adjusted EBIT of $1,560 million was 1% lower than last year on a comparable constant currency basis, reflecting lower volumes and unfavorable impacts from price/mix, partly offset by strong cost performance.

June 2024 quarter result:

Net sales of $3,535 million were 4% lower than last year on a reported basis, including an unfavorable impact of 2% related to the pass through of lower raw material costs of approximately $70 million. Movements in foreign exchange rates had an unfavorable impact on net sales of less than 1% for the quarter.

Volumes returned to growth in the June quarter, up approximately 1% compared with the prior year which represents a sequential improvement of 5 percentage points. As expected, volumes remained soft in healthcare categories and in the North America beverage business through the June quarter, unfavorably impacting overall volumes by approximately 2%. Price/mix had an unfavorable impact of approximately 3% due to lower volumes in high value healthcare categories. On a comparable constant currency basis, net sales were 1% lower than last year.

Adjusted EBIT of $454 million was approximately 4% higher than last year on a comparable constant currency basis. Unfavorable impacts from price/mix were more than offset by higher volumes, benefits from restructuring initiatives and continued outstanding cost performance which resulted in strong earnings leverage.

Flexibles segment - June 2024 quarter	Three Months Ended June 30,		Reported ∆%	Comparable constant currency ∆%
	2023 $ million	2024 $ million
Net sales	2,777	2,686	(3)	(1)
Adjusted EBIT	387	403	4	5
Adjusted EBIT / Sales %	13.9	15.0
Net sales of $2,686 million were 3% lower than last year on a reported basis, including an unfavorable impact of approximately 1% related to movements in foreign exchange rates and an unfavorable impact of 1% related to the pass through of lower raw material costs of approximately $40 million.
Volumes returned to growth in the June quarter, up approximately 3% compared with the prior year, which is a sequential improvement of 5 percentage points. Price/mix had an unfavorable impact of approximately 4%, primarily due to lower volumes in high value healthcare categories. On a comparable constant currency basis, net sales were 1% lower than last year.
Volumes were higher than the same quarter last year across most geographies and in several end markets including home & personal care, meat, cheese and unconverted film and foil. As expected, destocking continued in healthcare categories and volumes remained soft, unfavorably impacting overall segment volumes for the quarter by approximately 2%.
Adjusted EBIT of $403 million was 5% higher than last year on a comparable constant currency basis. The impact of higher volumes, benefits from restructuring initiatives and strong cost performance was partly offset by unfavorable price/mix. Earnings leverage was strong, and adjusted EBIT margin of 15.0% was 110 basis points higher than the June quarter last year.

Flexibles segment - Fiscal 2024	Twelve Months Ended June 30,		Reported ∆%	Comparable constant currency ∆%
	2023 $ million	2024 $ million
Net sales	11,154	10,332	(7)	(6)
Adjusted EBIT	1,429	1,395	(2)	—
Adjusted EBIT / Sales %	12.8	13.5
Net sales of $10,332 million were 7% lower than last year on a reported basis, including a favorable impact of approximately 1% related to movements in foreign exchange rates, an unfavorable impact of approximately 1% related to items affecting comparability and an unfavorable impact of 1% related to the pass through of lower raw material costs of approximately $180 million. On a comparable constant currency basis, net sales were 6% lower, reflecting an unfavorable price/mix impact of approximately 2% and lower volumes of approximately 4%. Volume weakness largely reflects lower market and customer demand and destocking particularly through the first half of the year. The trajectory of volumes improved significantly through the second half of the year, returning to year over year growth in the June quarter.
In North America, net sales declined at mid to high single digit rates driven by lower volumes and an unfavorable price/mix impact. Volumes were higher in the condiments, snacks and cheese categories and this was more than offset by lower volumes in categories including healthcare, meat and liquid beverage.
In Europe, net sales declined at high single digit rates primarily driven by lower volumes. Volumes were lower mainly in the healthcare, snacks & confectionary, coffee and yoghurt end markets.

Across the Asian region, volumes were higher than the prior year with growth in Thailand, India and China, partly offset by lower volumes in the South East Asian healthcare business. In Latin America, net sales declined at mid single digit rates, driven by lower volumes mainly in Chile and Mexico, partly offset by growth in Brazil.
Adjusted EBIT of $1,395 million was in line with last year on a comparable constant currency basis, reflecting lower volumes and unfavorable impacts from price/mix, partly offset by benefits from restructuring initiatives and ongoing actions taken to lower costs and increase productivity. Adjusted EBIT margin of 13.5% was higher than the prior year notwithstanding weaker volumes and a 30 basis point unfavorable impact compared to the prior year related to the sale of the Russian business in December 2022.

Rigid Packaging segment - June 2024 quarter	Three Months Ended June 30,		Reported ∆%	Comparable constant currency ∆%
	2023 $ million	2024 $ million
Net sales	897	849	(5)	(2)
Adjusted EBIT	73	75	3	2
Adjusted EBIT / Sales %	8.1	8.8
Net sales of $849 million were 5% lower than last year on a reported basis, including an unfavorable impact of 4% related to the pass through of lower raw material costs of approximately $30 million. Movements in foreign exchange rates had a favorable impact on net sales of less than 1% for the quarter.
On a comparable constant currency basis, net sales were 2% lower than last year with volumes approximately 5% lower, partly offset by favorable price/mix benefits of approximately 3%.
In North America, overall beverage volumes improved sequentially for the second consecutive quarter. While consumer and customer demand in key categories improved sequentially, overall volumes were 8% lower as a result of continued soft demand which was expected. Hot fill beverage container volumes were 9% lower than the same quarter last year, which represents a 9 percentage point improvement compared with the March 2024 quarter.
In Latin America, volumes were 3% higher than the same quarter last year, reflecting new business wins in Brazil, Colombia and Central America, partly offset by weaker demand in Argentina. Specialty Container volumes were lower than last year.
Adjusted EBIT of $75 million was 2% higher than last year on a comparable constant currency basis, with the impact of lower volumes more than offset by favorable price/mix, benefits from restructuring initiatives and strong cost performance which drove solid earnings leverage.

Rigid Packaging segment - Fiscal 2024	Twelve Months Ended June 30,		Reported ∆%	Comparable constant currency ∆%
	2023 $ million	2024 $ million
Net sales	3,540	3,308	(7)	(6)
Adjusted EBIT	265	259	(2)	(4)
Adjusted EBIT / Sales %	7.5	7.8
Net sales of $3,308 million were 7% lower than last year on a reported basis, including an unfavorable impact of 1% related to the pass through of lower raw material costs of approximately $40 million. Movements in foreign exchange rates had a favorable impact on net sales of less than 1%. On a comparable constant currency basis, net sales were 6% lower than last year, reflecting price/mix benefits of approximately 2% and volumes were approximately 8% lower than last year.
In North America, overall beverage volumes were 12% lower than last year, including a reduction in hot fill beverage container volumes of approximately 13%. This mainly reflects a combination of lower consumer and customer demand, as well as significant destocking particularly through the first half of the year.
In Latin America, volumes were 3% higher than last year, reflecting new business wins with a broad range of customers in Brazil and Colombia, partly offset by lower volumes in Argentina. Specialty Container volumes were lower than last year.
Adjusted EBIT of $259 million was 4% lower than last year on a comparable constant currency basis, reflecting lower volumes partly offset by price/mix benefits and favorable cost performance.

Net interest and income tax expense
For the year ended June 30, 2024, net interest expense of $310 million was $51 million higher than last year, reflecting higher interest rates. GAAP income tax expense was $163 million compared with $193 million last year. Adjusted tax expense for the year ended June 30, 2024 was $225 million compared with $250 million last year. Adjusted tax expense for the year ended June 30, 2024 represents an effective tax rate of 18.0%, compared with 18.5% in the prior year.

Adjusted Free Cash Flow
For the year ended June 30, 2024, adjusted free cash inflow was $952 million, at the top end of the Company's guidance range and up $104 million, or 12% compared with the prior year.
Net debt was $6,111 million at June 30, 2024. Leverage, measured as net debt divided by adjusted trailing twelve month EBITDA, was 3.1 times and in line with our expectations.

Fiscal 2025 Guidance
For the twelve month period ending June 30, 2025, the Company expects:
•Adjusted EPS of approximately 72 to 76 cents per share, which represents comparable constant currency growth of 3% to 8% (includes approximately 4% headwind related to normalization of incentive compensation payments) compared with 70.2 cents per share in fiscal 2024.
•Assuming current exchange rates prevail through fiscal 2025, movements in exchange rates are not expected to have a material impact on reported EPS.
•Adjusted Free Cash Flow of approximately $900 million to $1,000 million.
Amcor's guidance contemplates a range of factors which create a degree of uncertainty and complexity when estimating future financial results. Further information can be found under 'Cautionary Statement Regarding Forward-Looking Statements' in this release.

Conference Call
Amcor is hosting a conference call with investors and analysts to discuss these results on Thursday August 15, 2024 at 5:30pm US Eastern Daylight Time / Friday August 16, 2024 at 7:30am Australian Eastern Standard Time. Investors are invited to listen to a live webcast of the conference call at our website, www.amcor.com, in the “Investors” section.
Those wishing to access the call should use the following toll-free numbers, with the Conference ID : 9115937
•USA: 800 715 9871 (toll free)
•USA: 646 307 1963 (local)
•Australia: 1800 519 630 (toll free), 02 9133 7103 (local)
•United Kingdom: 0800 358 0970 (toll free), 020 3433 3846 (local)
•Singapore: +65 3159 5133 (local)
•Hong Kong: +852 3002 3410 (local)
From all other countries, the call can be accessed by dialing +1 646 307 1963 (toll).
A replay of the webcast will also be available in the 'Investors" section at www.amcor.com following the call.

About Amcor
Amcor is a global leader in developing and producing responsible packaging solutions across a variety of materials for food, beverage, pharmaceutical, medical, home and personal-care, and other products. Amcor works with leading companies around the world to protect products, differentiate brands, and improve supply chains. The Company offers a range of innovative, differentiating flexible and rigid packaging, specialty cartons, closures and services. The company is focused on making packaging that is increasingly recyclable, reusable, lighter weight and made using an increasing amount of recycled content. In fiscal year 2024, 41,000 Amcor people generated $13.6 billion in annual sales from operations that span 212 locations in 40 countries. NYSE: AMCR; ASX: AMC
www.amcor.com I LinkedIn I YouTube

Contact Information

Investors
Tracey Whitehead	Damien Bird	Damon Wright
Global Head of Investor Relations	Vice President Investor Relations Asia Pacific	Vice President Investor Relations North America
Amcor	Amcor	Amcor
+61 408 037 590	+61 481 900 499	+1 224 313 7141
tracey.whitehead@amcor.com	damien.bird@amcor.com	damon.wright@amcor.com

Media - Australia	Media - Europe	Media - North America
James Strong	Ernesto Duran	Julie Liedtke
Managing Director	Head of Global Communications	Director, Media Relations
Sodali & Co	Amcor	Amcor
+61 448 881 174	+41 78 698 69 40	+1 847 204 2319
james.strong@sodali.com	ernesto.duran@amcor.com	julie.liedtke@amcor.com

Amcor plc UK Establishment Address: 83 Tower Road North, Warmley, Bristol, England, BS30 8XP, United Kingdom
UK Overseas Company Number: BR020803
Registered Office: 3rd Floor, 44 Esplanade, St Helier, JE4 9WG, Jersey
Jersey Registered Company Number: 126984, Australian Registered Body Number (ARBN): 630 385 278

Cautionary Statement Regarding Forward-Looking Statements
This document contains certain statements that are “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements are generally identified with words like “believe,” “expect,” “target,” “project,” “may,” “could,” “would,” “approximately,” “possible,” “will,” “should,” “intend,” “plan,” “anticipate,” "commit," “estimate,” “potential,” "ambitions," “outlook,” or “continue,” the negative of these words, other terms of similar meaning, or the use of future dates. Such statements are based on the current expectations of the management of Amcor and are qualified by the inherent risks and uncertainties surrounding future expectations generally. Actual results could differ materially from those currently anticipated due to a number of risks and uncertainties. Neither Amcor nor any of its respective directors, executive officers, or advisors provide any representation, assurance, or guarantee that the occurrence of the events expressed or implied in any forward-looking statements will actually occur. Risks and uncertainties that could cause actual results to differ from expectations include, but are not limited to: changes in consumer demand patterns and customer requirements in numerous industries; the loss of key customers, a reduction in their production requirements or consolidation among key customers; significant competition in the industries and regions in which we operate; an inability to expand our current business effectively through either organic growth, including product innovation, investments or acquisitions; challenging global economic conditions, impacts of operating internationally; price fluctuations or shortages in the availability of raw materials, energy, and other inputs which could adversely affect our business; production, supply, and commercial risks, including counterparty credit risks, which may be exacerbated in times of economic volatility; pandemics, epidemics, or other disease outbreaks; an inability to attract, motivate and retain our skilled workforce and manage key transitions; labor disputes and an inability to renew collective bargaining agreements at acceptable terms; physical impact of climate change; cybersecurity risks, which could disrupt our operations or risk of loss of our sensitive business information; failures or disruptions in our information technology systems which could disrupt our operations, compromise customer, employee, supplier and other data; a significant increase in our indebtedness or a downgrade in our credit rating could reduce our operating flexibility and increase our borrowing costs and negatively affect our financial condition and results of operations; rising interest rates that increase our borrowing costs on our variable rate indebtedness and could have other negative impacts; foreign exchange rate risk; a significant write-down of goodwill and/or intangible assets; a failure to maintain an effective system of internal control over financial reporting; inability of our insurance policies, including our use of a captive insurance company, to provide adequate protection against all of the risks we face; an inability to defend our intellectual property rights or intellectual property infringement claims against us; litigation, including product liability claims or litigation related to Environmental, Social, and Governance ("ESG") matters or regulatory developments; increasing scrutiny and changing expectations from investors, customers, suppliers and governments with respect to our ESG practices and commitments resulting in additional costs or exposure to additional risks; changing ESG disclosure regulations including climate-related rules; changing environmental, health, and safety laws; changes in tax laws or changes in our geographic mix of earnings; and other risks and uncertainties identified from time to time in Amcor’s filings with the U.S. Securities and Exchange Commission (the “SEC”), including without limitation, those described under Item 1A. “Risk Factors” of Amcor’s annual report on Form 10-K for the fiscal year ended June 30, 2023 and any subsequent quarterly reports on Form 10-Q. You can obtain copies of Amcor’s filings with the SEC for free at the SEC’s website (www.sec.gov). Forward-looking statements included herein are made only as of the date hereof and Amcor assumes no obligation, and disclaims any obligation to update any forward-looking statements, or any other information in this communication, as a result of new information, future developments or otherwise, or to correct any inaccuracies or omissions in them which become apparent, except as expressly required by law. All forward-looking statements in this communication are qualified in their entirety by this cautionary statement.
Presentation of non-GAAP information
Included in this release are measures of financial performance that are not calculated in accordance with U.S. GAAP. These measures include adjusted EBITDA and EBITDA (calculated as earnings before interest and tax and depreciation and amortization), adjusted EBIT and EBIT (calculated as earnings before interest and tax), adjusted net income, adjusted earnings per share, adjusted free cash flow and net debt. In arriving at these non-GAAP measures, we exclude items that either have a non-recurring impact on the income statement or which, in the judgment of our management, are items that, either as a result of their nature or size, could, were they not singled out, potentially cause investors to extrapolate future performance from an improper base. Note that while amortization of acquired intangible assets is excluded from non-GAAP adjusted financial measures, the revenue of the acquired entities and all other expenses unless otherwise stated, are reflected in our non-GAAP financial performance earnings measures. While not all inclusive, examples of these items include: material restructuring programs, including associated costs such as employee severance, pension and related benefits, impairment of property and equipment and other assets, accelerated depreciation, termination payments for contracts and leases, contractual obligations, and any other qualifying costs related to restructuring plans; material sales and earnings from disposed or ceased operations and any associated profit or loss on sale of businesses or subsidiaries; changes in the fair value of economic hedging instruments on commercial paper and contingent purchase consideration; significant pension settlements; impairments in goodwill and equity method investments; material acquisition compensation and transaction costs such as due diligence expenses, professional and legal fees, and integration costs; material purchase accounting adjustments for inventory; amortization of acquired intangible assets from business combination; gains or losses on significant property and divestitures and significant property and other impairments, net of insurance recovery; certain regulatory and legal matters; impacts from highly inflationary accounting; expenses related to the Company's Chief Executive Officer transition; and impacts related to the Russia-Ukraine conflict.
Amcor also evaluates performance on a comparable constant currency basis, which measures financial results assuming constant foreign currency exchange rates used for translation based on the average rates in effect for the comparable prior year period. In order to compute comparable constant currency results, we multiply or divide, as appropriate, current-year U.S. dollar results by the current year average foreign exchange rates and then multiply or divide, as appropriate, those amounts by the prior-year average foreign exchange rates. We then adjust for other items affecting comparability. While not all inclusive, examples of items affecting comparability include the difference between sales or earnings in the current period and the prior period related to disposed, or ceased operations. Comparable constant currency net sales performance also excludes the impact from passing through movements in raw material costs.
Management has used and uses these measures internally for planning, forecasting and evaluating the performance of the Company’s reporting segments and certain of the measures are used as a component of Amcor’s Board of Directors’ measurement of Amcor’s performance for incentive compensation purposes. Amcor believes that these non-GAAP measures are useful to enable investors to perform comparisons of current and historical performance of the Company. For each of these non-GAAP financial measures, a reconciliation to the most directly comparable U.S. GAAP financial measure has been provided herein. These non-GAAP financial measures should not be construed as an alternative to results determined in accordance with U.S. GAAP. The Company provides guidance on a non-GAAP basis as we are unable to predict with reasonable certainty the ultimate outcome and timing of certain significant forward-looking items without unreasonable effort.  These items include but are not limited to the impact of foreign exchange translation, restructuring program costs, asset impairments, possible gains and losses on the sale of assets, and certain tax related events. These items are uncertain, depend on various factors, and could have a material impact on U.S. GAAP earnings and cash flow measures for the guidance period.
Dividends
Amcor has received a waiver from the ASX’s settlement operating rules, which will allow the Company to defer processing conversions between its ordinary share and CDI registers from September 5, 2024 to September 6, 2024 inclusive.

U.S. GAAP Condensed Consolidated Statements of Income (Unaudited)

	Three Months Ended June 30,		Twelve Months Ended June 30,
($ million, except per share amounts)	2023	2024	2023	2024
Net sales	3,673	3,535	14,694	13,640
Cost of sales	(2,951)	(2,781)	(11,969)	(10,928)
Gross profit	722	754	2,725	2,712
Selling, general, and administrative expenses	(329)	(329)	(1,246)	(1,260)
Research and development expenses	(25)	(26)	(101)	(106)
Restructuring and other related activities, net	(59)	(15)	104	(97)
Other income/(expense), net	16	11	26	(35)
Operating income	325	395	1,508	1,214
Interest expense, net	(70)	(78)	(259)	(310)
Other non-operating income/(expense), net	(3)	1	2	3
Income before income taxes and equity in loss of affiliated companies	252	318	1,251	907
Income tax expense	(68)	(56)	(193)	(163)
Equity in loss of affiliated companies, net of tax	—	(1)	—	(4)
Net income	184	261	1,058	740
Net income attributable to non-controlling interests	(4)	(4)	(10)	(10)
Net income attributable to Amcor plc	181	257	1,048	730
USD:EUR average FX rate	0.9185	0.9287	0.9561	0.9245

Basic earnings per share attributable to Amcor	0.124	0.178	0.709	0.505
Diluted earnings per share attributable to Amcor	0.123	0.178	0.705	0.505
Weighted average number of shares outstanding – Basic	1,452	1,439	1,468	1,439
Weighted average number of shares outstanding – Diluted	1,456	1,443	1,476	1,441

U.S. GAAP Condensed Consolidated Statements of Cash Flows (Unaudited)

	Twelve Months Ended June 30,
($ million)	2023	2024
Net income	1,058	740
Depreciation, amortization, and impairment	586	595
Net gain on disposal of businesses and investments	(220)	—
Changes in operating assets and liabilities, excluding effect of acquisitions, divestitures, and currency	(265)	(120)
Other non-cash items	102	106
Net cash provided by operating activities	1,261	1,321
Purchase of property, plant, and equipment and other intangible assets	(526)	(492)
Proceeds from sales of property, plant, and equipment and other intangible assets	30	39
Business acquisitions and Investments in affiliated companies, and other	(177)	(23)
Proceeds from divestitures	365	—
Net debt proceeds/(repayments)	228	(43)
Dividends paid	(723)	(722)
Share buy-back/cancellations	(432)	(30)
Purchase of treasury shares and tax withholdings for share-based incentive plans	(87)	(51)
Other, including effects of exchange rate on cash and cash equivalents	(100)	(100)
Net decrease in cash and cash equivalents	(161)	(101)
Cash and cash equivalents at the beginning of the year(1)	850	689
Cash and cash equivalents at the end of the period	689	588
(1) Cash and cash equivalents at the beginning of fiscal 2023 includes $75 million of cash and cash equivalents as held for sale.
U.S. GAAP Condensed Consolidated Balance Sheets (Unaudited)

($ million)	June 30, 2023	June 30, 2024
Cash and cash equivalents	689	588
Trade receivables, net	1,875	1,846
Inventories, net	2,213	2,031
Property, plant and equipment, net	3,762	3,763
Goodwill and other intangible assets, net	6,890	6,736
Other assets	1,574	1,560
Total assets	17,003	16,524
Trade payables	2,690	2,580
Short-term debt and current portion of long-term debt	93	96
Long-term debt, less current portion	6,653	6,603
Accruals and other liabilities	3,477	3,292
Shareholders' equity	4,090	3,953
Total liabilities and shareholders' equity	17,003	16,524

Components of Fiscal 2024 Net Sales growth

	Three Months Ended June 30			Twelve Months Ended June 30
($ million)	Flexibles	Rigid Packaging	Total	Flexibles	Rigid Packaging	Total
Net sales fiscal year 2024	2,686	849	3,535	10,332	3,308	13,640
Net sales fiscal year 2023	2,777	897	3,673	11,154	3,540	14,694
Reported Growth %	(3)	(5)	(4)	(7)	(7)	(7)
FX %	(1)	—	(1)	1	—	1
Constant Currency Growth %	(2)	(6)	(3)	(8)	(7)	(8)
Raw Material Pass Through %	(1)	(4)	(2)	(1)	(1)	(1)
Items affecting comparability %	—	—	—	(1)	—	(1)
Comparable Constant Currency Growth %	(1)	(2)	(1)	(6)	(6)	(6)
Acquired Operations %	—	—	—	—	—	—
Organic Growth	(1)	(2)	(1)	(6)	(6)	(6)
Volume %	3	(5)	1	(4)	(8)	(5)
Price/Mix %	(4)	3	(3)	(2)	2	(1)

Reconciliation of Non-GAAP Measures

Reconciliation of adjusted Earnings before interest, tax, depreciation and amortization (EBITDA), Earnings before interest and tax (EBIT), Net income, Earnings per share (EPS) and Free Cash Flow

	Three Months Ended June 30, 2023				Three Months Ended June 30, 2024
($ million)	EBITDA	EBIT	Net Income	EPS (Diluted US cents)(1)	EBITDA	EBIT	Net Income	EPS (Diluted US cents)(1)
Net income attributable to Amcor	181	181	181	12.3	257	257	257	17.8
Net income attributable to non-controlling interests	4	4			4	4
Tax expense	68	68			56	56
Interest expense, net	70	70			78	78
Depreciation and amortization	144				136
EBITDA, EBIT, Net income and EPS	467	323	181	12.3	531	395	257	17.8
Impact of highly inflationary accounting	5	5	5	0.4	(2)	(2)	(2)	(0.1)
Property and other losses,net	2	2	2	0.1	—	—	—	—
Restructuring and other related activities, net(2)	66	66	66	4.5	15	15	15	1.0
Other	—	—	—	(0.1)	5	5	5	0.3
Amortization of acquired intangibles(3)		40	40	2.9		41	41	2.9
Tax effect of above items			(12)	(0.8)			(11)	(0.8)
Adjusted EBITDA, EBIT, Net income, and EPS	540	436	282	19.3	550	454	305	21.1

Reconciliation of adjusted growth to comparable constant currency growth
% growth - Adjusted EBITDA, EBIT, Net income and EPS					2	4	8	9
% items affecting comparability(4)					—	—	—	—
% currency impact					—	—	1	—
% comparable constant currency growth					2	4	9	9
Adjusted EBITDA	540				550
Interest paid, net	(79)				(99)
Income tax paid	(95)				(90)
Purchase of property, plant and equipment and other intangible assets	(144)				(134)
Proceeds from sales of property, plant and equipment and other intangible assets	18				27
Movement in working capital	572				610
Other	22				(27)
Adjusted Free Cash Flow	834				837
(1) Calculation of diluted EPS for the three months ended June 30, 2024 excludes net income attributable to shares to be repurchased under forward contracts of $1 million. Calculation of diluted EPS for the three months ended June 30, 2023 excludes net income attributable to shares to be repurchased under forward contracts of $1 million.
(2) Includes incremental restructuring and other costs attributable to group wide initiatives to partly offset divested earnings from the Russian business.
(3) Amortization of acquired intangible assets from business combinations.
(4) Reflects the impact of acquired, disposed, and ceased operations.

	Twelve Months Ended June 30, 2023				Twelve Months Ended June 30, 2024
($ million)	EBITDA	EBIT	Net Income	EPS (Diluted US cents)(1)	EBITDA	EBIT	Net Income	EPS (Diluted US cents)(1)
Net income attributable to Amcor	1,048	1,048	1,048	70.5	730	730	730	50.5
Net income attributable to non-controlling interests	10	10			10	10
Tax expense	193	193			163	163
Interest expense, net	259	259			310	310
Depreciation and amortization	569				569
EBITDA, EBIT, Net income and EPS	2,080	1,510	1,048	70.5	1,782	1,213	730	50.5
Impact of highly inflationary accounting	24	24	24	1.9	53	53	53	3.7
Property and other losses, net	2	2	2	0.1	—	—	—	—
Restructuring and other related activities, net(2)	(90)	(90)	(90)	(6.0)	97	97	97	6.7
CEO Transition costs	—	—	—	—	8	8	8	0.6
Other	2	2	2	—	22	22	22	1.5
Amortization of acquired intangibles (3)		160	160	10.8		167	167	11.6
Tax effect of above items			(57)	(4.0)			(62)	(4.4)
Adjusted EBITDA, EBIT, Net income and EPS	2,018	1,608	1,089	73.3	1,962	1,560	1,015	70.2

Reconciliation of adjusted growth to comparable constant currency growth
% growth - Adjusted EBITDA, EBIT, Net income, and EPS					(3)	(3)	(7)	(4)
% items affecting comparability(4)					3	3	3	3
% currency impact					(1)	(1)	(1)	(1)
% comparable constant currency growth					(1)	(1)	(5)	(2)
Adjusted EBITDA	2,018				1,962
Interest paid, net	(248)				(295)
Income tax paid	(225)				(253)
Purchase of property, plant and equipment and other intangible assets	(526)				(492)
Proceeds from sales of property, plant and equipment and other intangible assets	30				39
Movement in working capital	(229)				(15)
Other	28				6
Adjusted Free Cash Flow	848				952
(1) Calculation of diluted EPS for the twelve months ended June 30, 2024 excludes net income attributable to shares to be repurchased under forward contracts of $3 million. Calculation of diluted EPS for the twelve months ended June 30, 2023 excludes net income attributable to shares to be repurchased under forward contracts of $7 million.
(2) Includes incremental restructuring and other costs attributable to group wide initiatives to partly offset divested earnings from the Russian business.
(3) Amortization of acquired intangible assets from business combinations.
(4) Reflects the impact of acquired, disposed, and ceased operations.

Reconciliation of adjusted EBIT by reporting segment

	Three Months Ended June 30, 2023				Three Months Ended June 30, 2024
($ million)	Flexibles	Rigid Packaging	Other	Total	Flexibles	Rigid Packaging	Other	Total
Net income attributable to Amcor				181				257
Net income attributable to non-controlling interests				4				4
Tax expense				68				56
Interest expense, net				70				78
EBIT	283	62	(22)	323	351	73	(29)	395
Impact of highly inflationary accounting	—	5	—	5	—	(2)	—	(2)
Property and other losses, net	—	—	2	2	—	—	—	—
Restructuring and other related activities, net(1)	62	2	2	66	11	4	—	15
Other	3	3	(6)	—	—	—	5	5
Amortization of acquired intangibles(2)	39	1	—	40	41	—	—	41
Adjusted EBIT	387	73	(24)	436	403	75	(24)	454
Adjusted EBIT / sales %	13.9%	8.1%		11.9%	15.0%	8.8%		12.8%
Reconciliation of adjusted growth to comparable constant currency growth
% growth - Adjusted EBIT					4	3	—	4
% items affecting comparability(3)					—	—	—	—
% currency impact					1	(1)	—	—
% comparable constant currency					5	2	—	4
(1) Includes incremental restructuring and other costs attributable to group wide initiatives to partly offset divested earnings from the Russian business.
(2) Amortization of acquired intangible assets from business combinations.
(3) Reflects the impact of acquired, disposed, and ceased operations.

	Twelve Months Ended June 30, 2023				Twelve Months Ended June 30, 2024
($ million)	Flexibles	Rigid Packaging	Other	Total	Flexibles	Rigid Packaging	Other	Total
Net income attributable to Amcor				1,048				730
Net income attributable to non-controlling interests				10				10
Tax expense				193				163
Interest expense, net				259				310
EBIT	1,357	225	(72)	1,510	1,147	185	(119)	1,213
Impact of highly inflationary accounting	—	24	—	24	—	53	—	53
Property and other losses, net	—	—	2	2	—	—	—	—
Restructuring and other related activities, net(1)	(100)	8	2	(90)	79	18	—	97
CEO transition costs	—	—	—	—	—	—	8	8
Other	17	3	(18)	2	5	—	17	22
Amortization of acquired intangibles(2)	155	5	—	160	164	3	—	167
Adjusted EBIT	1,429	265	(86)	1,608	1,395	259	(94)	1,560
Adjusted EBIT / sales %	12.8%	7.5%		10.9%	13.5%	7.8%		11.4%
Reconciliation of adjusted growth to comparable constant currency growth
% growth - Adjusted EBIT					(2)	(2)	—	(3)
% items affecting comparability(3)					3	—	—	3
% currency impact					(1)	(2)	—	(1)
% comparable constant currency growth					—	(4)	—	(1)
(1) Includes incremental restructuring and other costs attributable to group wide initiatives to partly offset divested earnings from the Russian business.
(2) Amortization of acquired intangible assets from business combinations.
(3) Reflects the impact of acquired, disposed, and ceased operations.

Reconciliation of net debt

($ million)	June 30, 2023	June 30, 2024
Cash and cash equivalents	(689)	(588)
Short-term debt	80	84
Current portion of long-term debt	13	12
Long-term debt excluding current portion	6,653	6,603
Net debt	6,057	6,111